Loan and Security Agreement


                            by and between

             CONGRESS FINANCIAL CORPORATION (NEW ENGLAND)
                               as Lender

                                  and

                            GROSSMAN'S INC.
                              as Borrower




                          Dated:  May 2, 1996


TABLE OF CONTENTS

                                                                 Page

SECTION 1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . .  1

SECTION 2.   CREDIT FACILITIES . . . . . . . . . . . . . . . . . . 11
      2.1    Revolving Loans . . . . . . . . . . . . . . . . . . . 11
      2.2    Letter of Credit Accommodations . . . . . . . . . . . 12
      2.3    Availability Reserves . . . . . . . . . . . . . . . . 14

SECTION 3.   INTEREST AND FEES . . . . . . . . . . . . . . . . . . 14
      3.1    Interest. . . . . . . . . . . . . . . . . . . . . . . 14
      3.2    Closing Fee . . . . . . . . . . . . . . . . . . . . . 15
      3.3    Servicing Fee . . . . . . . . . . . . . . . . . . . . 15
      3.4    Unused Line Fee . . . . . . . . . . . . . . . . . . . 15

SECTION 4.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . 16
      4.1    Conditions Precedent to Initial Loans and Letter
             of Credit Accommodations. . . . . . . . . . . . . . . 16
      4.2    Conditions Precedent to All Loans and Letter of
             Credit Accommodations . . . . . . . . . . . . . . . . 19

SECTION 5.   GRANT OF SECURITY INTEREST. . . . . . . . . . . . . . 20

SECTION 6.   COLLECTION AND ADMINISTRATION . . . . . . . . . . . . 21
      6.1    Borrower's Loan Account . . . . . . . . . . . . . . . 21
      6.2    Statements. . . . . . . . . . . . . . . . . . . . . . 21
      6.3    Collection of Accounts. . . . . . . . . . . . . . . . 21
      6.4    Payments. . . . . . . . . . . . . . . . . . . . . . . 22
      6.5    Authorization to Make Loans . . . . . . . . . . . . . 23
      6.6    Use of Proceeds . . . . . . . . . . . . . . . . . . . 23

SECTION 7.   COLLATERAL REPORTING AND COVENANTS. . . . . . . . . . 24
      7.1    Collateral Reporting. . . . . . . . . . . . . . . . . 24
      7.2    Accounts Covenants. . . . . . . . . . . . . . . . . . 25
      7.3    Inventory Covenants . . . . . . . . . . . . . . . . . 26
      7.4    Equipment Covenants . . . . . . . . . . . . . . . . . 27
      7.5    Power of Attorney . . . . . . . . . . . . . . . . . . 27
      7.6    Right to Cure . . . . . . . . . . . . . . . . . . . . 28
      7.7    Access to Premises. . . . . . . . . . . . . . . . . . 28

SECTION 8.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 28
      8.1    Corporate Existence, Power and Authority;
             Subsidiaries. . . . . . . . . . . . . . . . . . . . . 29
      8.2    Financial Statements; No Material Adverse
             Change. . . . . . . . . . . . . . . . . . . . . . . . 29
      8.3    Chief Executive Office; Collateral Locations. . . . . 29
      8.4    Priority of Liens; Title to Properties. . . . . . . . 29
      8.5    Tax Returns . . . . . . . . . . . . . . . . . . . . . 30
      8.6    Litigation. . . . . . . . . . . . . . . . . . . . . . 30
      8.7    Compliance with Other Agreements and Applicable
             Laws. . . . . . . . . . . . . . . . . . . . . . . . . 30
      8.9    Employee Benefits . . . . . . . . . . . . . . . . . . 31
      8.10   Gordon Brothers Agreements. . . . . . . . . . . . . . 32
      8.11   Capitalization. . . . . . . . . . . . . . . . . . . . 32
      8.13   Survival of Warranties; Cumulative. . . . . . . . . . 33

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS. . . . . . . . . . 33
      9.1    Maintenance of Existence. . . . . . . . . . . . . . . 33
      9.2    New Collateral Locations. . . . . . . . . . . . . . . 33
      9.3    Compliance with Laws, Regulations, Etc. . . . . . . . 33
      9.4    Payment of Taxes and Claims . . . . . . . . . . . . . 34
      9.5    Insurance . . . . . . . . . . . . . . . . . . . . . . 34
      9.6    Financial Statements and Other Information. . . . . . 34
      9.7    Sale of Assets, Consolidation, Merger,
             Dissolution, Etc. . . . . . . . . . . . . . . . . . . 35
      9.8    Encumbrances. . . . . . . . . . . . . . . . . . . . . 36
      9.9    Indebtedness. . . . . . . . . . . . . . . . . . . . . 37
      9.10   Loans, Investments, Guarantees, Etc . . . . . . . . . 37
      9.11   Dividends and Redemptions . . . . . . . . . . . . . . 38
      9.12   Transactions with Affiliates. . . . . . . . . . . . . 38
      9.13   Credit Card Agreements. . . . . . . . . . . . . . . . 38
      9.14   Compliance with ERISA . . . . . . . . . . . . . . . . 38
      9.15   Costs and Expenses. . . . . . . . . . . . . . . . . . 39
      9.16   Further Assurances. . . . . . . . . . . . . . . . . . 39

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . 40
      10.1   Events of Default . . . . . . . . . . . . . . . . . . 40
      10.2  Remedies . . . . . . . . . . . . . . . . . . . . . . . 41

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW       . . . . . . . . . . 43
      11.1   Governing Law; Choice of Forum; Service of
             Process; Jury Trial Waiver. . . . . . . . . . . . . . 43
      11.2   Waiver of Notices . . . . . . . . . . . . . . . . . . 44
      11.3   Amendments and Waivers. . . . . . . . . . . . . . . . 44
      11.4   Waiver of Counterclaims . . . . . . . . . . . . . . . 44
      11.5   Indemnification . . . . . . . . . . . . . . . . . . . 44

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS. . . . . . . . . . . 45
      12.1   Term. . . . . . . . . . . . . . . . . . . . . . . . . 45
      12.2   Notices . . . . . . . . . . . . . . . . . . . . . . . 46
      12.3   Partial Invalidity. . . . . . . . . . . . . . . . . . 46
      12.4   Successors. . . . . . . . . . . . . . . . . . . . . . 46
      12.5   Entire Agreement. . . . . . . . . . . . . . . . . . . 46

                               INDEX TO
                        EXHIBITS AND SCHEDULES


             Exhibit A          Information Certificate

             Exhibit B          Ineligible Inventory Locations

             Exhibit C          Other Locations of Transferred
Assets

             Exhibit D          Schedule of Restructuring Notes

             Schedule 8.1             Subsidiaries

             Schedule 8.4             Existing Liens

             Schedule 8.8             Credit Card Agreements

             Schedule 9.9             Existing Indebtedness

                      LOAN AND SECURITY AGREEMENT


      This Loan and Security Agreement dated May 2, 1996 is entered into by and between Congress Financial Corporation (New
England), a Massachusetts corporation ("Lender") and Grossman's
Inc., a Delaware corporation ("Borrower").


                         W I T N E S S E T H:


      WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

      WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.   DEFINITIONS

      All terms used herein which are defined in Article 1 or
Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived or cured in accordance with
Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

      1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (1) the Eurodollar Rate for such Interest Period by (2) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

      1.3 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations that would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks that, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value (including, without limitation, pursuant to the lending formulas set forth in Sections 2.1(a)(ii)(A) and 2.1(a)(ii)(B)), (ii) the assets or business of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), including, without limitation, (A) the establishment of a dilution reserve of up to ten percent (10%) of Borrower's outstanding Eligible Accounts, which dilution reserve percentage may be subsequently reduced in Lender's good faith judgment based upon an improvement in the ratio of collections to the gross amount of Borrower's Accounts arising after the date hereof as compared to such ratio existing prior to the date hereof, and (B) the establishment of a liquidation value reserve to be deducted from the Inventory Loan Limit of up to two (2%) percent of the Cost of Eligible Inventory, which liquidation value reserve may be subsequently reduced in Lender's good faith judgment based upon an improvement after the date hereof in the Net Recovery Cost Percentage as compared to the Net Recovery Cost Percentage existing prior to the date hereof, or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

      1.4    "Blocked Account" shall have the meaning set forth in
Section 6.3 hereof.

      1.5 "Business Day" shall mean (a) for the Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the Commonwealth of Pennsylvania or the Commonwealth of Massachusetts, and a day on which the Reference Bank and Lender are open for the transaction of business, and (b) for all Eurodollar Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

      1.6 "Capital Stock" shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or partnership interests and any options or warrants with respect to any of the foregoing.

      1.7 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.8    "Collateral" shall have the meaning set forth in
Section 5 hereof.


      1.9 "Cost" shall mean, as to Inventory as of any date, the cost of such Inventory as of such date calculated on a basis consistent with Borrower's current accounting system and in accordance with GAAP.

      1.10 "Credit Card Acknowledgments" shall mean, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Lender acknowledging Lender's first priority security interest in the monies due and to become due to Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.11 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, each such agreement listed on Schedule 8.8 hereto.

      1.12 "Credit Card Issuer" shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards.

       1.13 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer, including, but not limited to, each such Person listed on Schedule 8.8 hereto who is a party with Borrower to a Credit Card Agreement.

       1.14 "Credit Card Receivables" shall mean all Accounts consisting of the present and future rights of Borrower to payment for Inventory sold and delivered to customers who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer, whether payable by the Credit Card Issuer, Credit Card Processor, or otherwise.

       1.15 "Debentures" shall mean Borrower's 14% Debentures due 1996 issued pursuant to the Indenture dated as of January 1, 1986 by and between Borrower and United States Trust Company of New
York as Trustee.

      1.16 "Division" shall mean each of the operating divisions of Borrower established for the conduct of its business, including its Contractor's Warehouse and Mr. 2nd Bargain Outlet divisions.

      1.17 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

             (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

             (b) such Accounts are not unpaid more than the earlier of: (i) ninety (90) days after the date of the original invoice for them and (ii) sixty (60) days after their original due date;

             (c)   such Accounts comply with the terms and
conditions contained in Section 7.2(c) of this Agreement;

             (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

             (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America (a "Domestic Account"), provided, that, at Lender's option (on an Account by Account basis), Lender may deem an Account that is not a Domestic Account (a "Foreign Account") to be an Eligible Account where (i) such Foreign Account is payable only in the United States and in U.S. dollars, (ii) either: (A) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Foreign Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof has been notified of the assignment of the proceeds of such letter of credit to Lender, or (B) such Foreign Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (C) such Account is otherwise acceptable in all respects to Lender, and
(iii) any such Foreign Account shall be subject to such lending formula with respect thereto as Lender may determine on an Account by Account basis);

             (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

             (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Accounts;

             (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

             (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

             (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

             (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

             (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

             (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

             (n) such Accounts are not owed by an account debtor who has Accounts unpaid which constitute more than fifty (50%) percent of the total Accounts of such account debtor more than the earlier of: (i) ninety (90) days after the date of the original invoice for them, and (ii) sixty days (60) after their original due date;

             (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit, if any, with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts);

             (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender;

             (q)   such Accounts are not Credit Card Receivables;
and

             (r) such Accounts do not arise from or relate to obligations owed or payable to Borrower or Newco pursuant to the Gordon Brothers Agreements.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.
      1.18 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) any Excluded Inventory or other Inventory to be sold pursuant to the Gordon Brothers Agency Agreement, including without limitation, all Inventory located at any of the locations listed on Exhibit B hereto, (b) work-in-process; (c) components which are not part of finished goods unless such components are held for resale in the ordinary course of Borrower's business; (d) spare parts for equipment; (e) packaging and shipping materials;
(f) supplies used or consumed in Borrower's business; (g) Inventory at premises other than those owned and controlled by Borrower, except if (i) Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral or (ii) Lender has agreed in writing to waive or defer the requirement set forth in clause (i) of this subsection (g);
(h) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (i) bill and hold goods; (j) unserviceable, obsolete or slow moving Inventory; (k) Inventory which is not subject to the first priority, valid and perfected security interest of Lender;
(l) returned, damaged and/or defective Inventory not suitable for resale in the ordinary course of Borrower's business; (m) Inventory purchased or sold on consignment; and (n) Inventory consisting of samples. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

      1.19 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

      1.20 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

      1.21   "ERISA" shall mean the United States Employee
Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.22 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.23 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

      1.24 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

      1.25 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.26 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formula set forth in Section 2.1(a) hereof, subject to any then applicable Availability Reserves and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all outstanding and unpaid trade payables owed by Borrower and/or any Subsidiary which are more than sixty (60) days past due as of such time and which are not disputed in good faith.

      1.27 "Excluded Inventory" shall mean all Inventory which is to be sold pursuant to the Gordon Brothers Agency Agreement, including, without limitation, all Inventory at the locations of Borrower listed on Exhibit B hereto.

      1.28 "Existing Financing Agreements" shall mean the Loan and Security Agreement dated as of December 15, 1993 by and between Borrower and the Existing Lender, together with all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligator in connection therewith, from time to time amended, modified and supplemented as the same now exists.

      1.29   "Existing Lender" shall mean BankAmerica Business
Credit, Inc., a Delaware
corporation and to its successors and assigns.

      1.30 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.31 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.13 and 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

      1.32 "Gordon Brothers" shall mean Gordon Brothers Partners, Inc., a Massachusetts corporation and its successors and assigns.

      1.33 "Gordon Brothers Agency Agreement" shall mean the Inventory Agency Agreement dated as of March 29, 1996 between Borrower and Gordon Brothers, together with all exhibits, schedules and supplements thereto, as in effect on the date hereof.

      1.34   "Gordon Brothers Agreements" shall mean, collectively,
(i) the Gordon Brothers Commitment, (ii) the Gordon Brothers
Agency Agreement, (iii) the Security Agreement (Grossmans) dated as of March 29, 1996 between Newco and Gordon Brothers (iv) the FF&E Commission Agreement dated as of April 5, 1996 between Newco and Gordon Brothers, (v) the Bill of Sale made as of April 4, 1996 by Borrower in favor of Newco, (vi) the Master Lease dated as of April 4, 1996 between Newco and Borrower, (vii) the Loan Agreement dated as of April 4, 1996 between Combined Investors, L.L.C. and Newco, and (viii) in the case of each of the above, all notes, guarantees, mortgages, deeds of trust, security agreements and other agreements, documents and instruments to which Borrower, Newco Holdings, Newco or any other Subsidiary is a party executed or delivered at any time pursuant thereto or in connection therewith, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.35 "Gordon Brothers Commitment" shall mean the letter agreement between Borrower and Gordon Brothers, dated March 22,
1996.

      1.36 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

      1.37 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

      1.38 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one (1.00%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and three-quarters (2.75%) percent per annum in excess of the Adjusted Eurodollar Rate, (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, the Interest Rate shall mean the rate of three (3.0%) percent per annum in excess of the Prime Rate as to all Loans, at Lender's option, without notice, (a) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Event of Default or other event is continuing as determined by Lender and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

      1.39 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

      1.40 "Inventory Loan Limit" shall have the meaning ascribed thereto in Section 2.1(a)(ii) hereof.

      1.41 "Letter of Credit Accommodations" shall mean the letters of credit and merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer thereof or with respect to which Lender has guaranteed to such issuer the performance by Borrower of its obligations to such issuer.

      1.42   "Loans" shall mean the Revolving Loans.

      1.43   "Maximum Credit" shall mean the amount of $50,000,000.

      1.44 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of indebtedness of Borrower to Lender.

      1.45 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

      1.46 "Net Recovery Cost Percentage" shall mean, at any time, a percentage equal to the net recovery percentage at Cost of Inventory, determined on a "going out of business sale" basis and after deduction of estimated operating expenses, liquidation expenses and commissions, as set forth in the most recent Valuation Review received by Lender in accordance with
Section 7.3(d) hereof.

      1.47 "Net Recovery Retail Percentage" shall mean, at any time, a percentage equal to the net recovery percentage at retail of Inventory, determined on a "going out of business sale" basis and after deduction of estimated operating expenses, liquidation expenses and commissions, as set forth in the most recent Valuation Review received by Lender in accordance with
Section 7.3(d) hereof.

      1.48   "Newco" shall mean GRS Realty Company, Inc., a
Delaware corporation.

      1.49   "Newco Holding Company" shall mean GRS Holding
Company, Inc., a Delaware corporation.

      1.50 "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

      1.51 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

      1.52   "Payment Account" shall have the meaning set forth in
Section 6.3 hereof.

      1.53 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.54 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank, provided, that, for all purposes of this Agreement, any publicly announced change in the Prime Rate shall not be effective until the first day of the month immediately following the publicly announced effective date of such change.

      1.55 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

      1.56 "Real Property" shall mean all and now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures and other improvements located thereon, and all licenses, easements and appurtenance relating thereto, but excluding Transferred Assets.

      1.57 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

      1.58   "Reference Bank" shall mean Philadelphia National
Bank, incorporated as CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

      1.59 "Restructuring Notes" shall mean, individually and collectively, each Tranche A Convertible Promissory Note issued on April 9, 1996 by the Borrower in favor of each Person and in the amount set forth with respect to such Person on Exhibit D hereto, each Tranche B Promissory Note issued on April 9, 1996 by the Borrower to each Person and in the amount set forth with respect to such Person on Exhibit D hereto, and each Interest Deferral Note (as defined therein) with respect thereto hereafter issued by Borrower.

      1.60 "Retail Sales Price" shall mean the current ticketed sales price to its customers, net of markdowns from the original ticketed sales price, for the types and categories of Eligible
Inventory.

      1.61 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

      1.62 "Subsidiary" shall mean any corporation of which fifty percent (50%) or more of the outstanding securities of any class or classes thereof, as to which the holders thereof are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) of such corporation, is now or hereafter directly or indirectly (through one or more intermediaries) owned by Borrower and/or any one or more of its Subsidiaries but such term shall not include Construcentro De America S.A. D.C.V., a Mexican joint venture.

      1.63 "Transferred Assets" shall mean the real property, fixtures and equipment at the locations listed on Exhibits B and C hereto transferred to Newco by Borrower pursuant to the Gordon
Brothers Agreements.

      1.64 "Valuation Review" shall mean, at any time, the inventory valuation and appraisal, dated March 22, 1996 prepared by Gordon Brothers or the most recent subsequent appraisal of Borrower's Inventory prepared by Gordon Brothers or by other appraisers acceptable to Lender and delivered to Lender pursuant to Section 7.3(d) hereof.

      1.65 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) Cost, and (b) market value as recorded by Borrower, net of discounts.


SECTION 2.   CREDIT FACILITIES

      2.1    Revolving Loans.

             (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to an amount equal to the sum of:

             (i) eighty (80%) percent of the Net Amount of Eligible Accounts; plus

             (ii)  the least of (the "Inventory Loan Limit"):

                   (A)   sixty-five (65%) percent of the Cost of
Eligible Inventory;

                   (B) eighty-five (85%) percent of the Cost of Eligible Inventory, multiplied by the Net Recovery Cost Percentage; or

                   (C)   eighty-five (85%) percent of the Retail
                         Sales Price of Eligible Inventory,
                         multiplied by the Net Recovery Retail
                         Percentage;

                   provided, however, if the amount calculated pursuant to either clause (B) or (C) is less than sixty (60%) percent of the Cost of Eligible Inventory, then, the Inventory Loan Limit shall be sixty (60%) percent of the Cost of Eligible Inventory; minus

             (iii) any Availability Reserves.

             (b) Lender may, in its discretion, from time to time, upon not less than five (5) Business Days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that:
(A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

             (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommoda-tions set forth in Section 2.2(c) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

      2.2    Letter of Credit Accommodations.

             (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

             (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee (i) so long as no Event of Default shall then exist and be continuing and this Agreement has not been terminated or, if terminated, has been renewed, at a rate equal to one and three-quarters (1.75%) percent per annum and (ii) wherever an Event of Default shall exist and be continuing or this Agreement shall have been terminated and not renewed, at a rate equal to three and three-quarters (3.75%) percent per annum, in either case, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

             (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory or indemnifying the issuer of a letter of credit for the account of Borrower for the purpose of purchasing Eligible Inventory, the sum of (A) one hundred (100%) percent of the face amount thereof, minus the amount calculated pursuant to the lending formula applicable to the Eligible Inventory which is the subject thereof pursuant to Section 2.1(a)(ii) hereof, plus
(B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

             (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $15,000,000.
At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

             (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.


             (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

             (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all re-spects to Borrower.

      2.3  Availability Reserves.     Without limiting Lender's
rights to establish Availability Reserves in respect of Letter of Credit Accommodations pursuant to Section 2.2(c) hereof, all Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.


SECTION 3.   INTEREST AND FEES

      3.1    Interest.

             (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

             (b) Except as provided in this Section 3.1(b), all Loans shall be Prime Rate Loans. Borrower may from time to time request that any Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty (80%) percent of the daily average of the principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Revolving Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

             (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the sum of the then outstanding principal amount of the Revolving Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

             (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

      3.2 Closing Fee. Borrower shall pay to Lender as a closing fee (which shall be in addition to any commitment fee paid in respect of the financing arrangements provided for hereunder) the amount of $250,000, which shall be fully earned as of the date hereof, payable in two equal installments of $125,000 each on the date that is the sixth month after the date hereof and the date that is the first anniversary of the date hereof.

      3.3 Servicing Fee. Borrower shall pay to Lender quarterly a servicing fee, while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, in an amount equal to $12,500 in respect of Lender's services for each calendar quarter (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee (pro rated for the period from the date hereof until June 30, 1996) shall be payable in advance on the date hereof for the calendar quarter ending June 30, 1996 and on the first day of each calendar quarter thereafter, commencing on July 1, 1996.

      3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-half of one (1/2 of 1%) percent per annum calculated upon the greater of (a) the amount by which the average of the loans and other credit accommodations available to Borrower under the lending formulas set forth in
Section 1.2(a) exceeds the average monthly principal balance of the Revolving Loans and Letter of Credit Accommodations outstanding during the immediately preceding month (or part thereof) and (b) the amount by which $37,500,000 exceeds the average monthly principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof); which fee shall be payable on the first day of each month in arrears.

      3.5    Changes in Laws and Increased Costs of Loans.

             (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that
(i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed by Lender to be material, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

             (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.


SECTION 4.  CONDITIONS PRECEDENT

      4.1    Conditions Precedent to Initial Loans and Letter of
Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

             (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

             (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

             (c)   except as disclosed in writing to, and
acceptable to, Lender, no material adverse change shall have occurred in the business operations or prospects of Borrower and Subsidiaries or in the condition of the assets of Borrower and Subsidiaries since the date of Lender's latest field examination, and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral, and no material adverse change in the business, operations or prospects of Borrower and Subsidiaries or in the condition of the assets of Borrower and Subsidiaries shall have occurred since the date of Lender's latest field examinations. Lender shall have updated Lender's field examinations, at Borrower's expense, prior to commencing financing, the results of which must be satisfactory to Lender. Without limiting the generality of the foregoing, (i) no Event of Default or act, condition or event which, with notice or the passage of time or both, would constitute an Event of Default shall exist, (ii) no material investigation, litigation, bankruptcy or other proceedings shall be pending or threatened against Borrower or Subsidiaries or any affiliate, and (iii) the Collateral shall not have materially declined in value from the values set forth in any of the appraisals or field examinations previously done.

             (d) Lender shall have received, in form and substance satisfactory to Lender, guarantees, duly authorized, executed and delivered by each of the Subsidiaries (except for Newco and Newco Holding Company) in Lender's favor absolutely and unconditionally guaranteeing all present and future obligations of Borrower to Lender, as well as such security agreements and UCC financing statements as may be necessary or desirable to effectuate the grant by such guarantors in Lender's favor of first and only security interests in and liens upon (except as otherwise expressly provided herein) all of their respective present and future assets.

             (e) Lender shall have received, in form and substance satisfactory to Lender, true, correct and complete copies of the executed Gordon Brothers Commitment and the other Gordon Brothers Agreements relating to approximately $30,000,000 of loans to Newco, without recourse to Borrower, to be arranged by Gordon Brothers and made by affiliates of Gordon Brothers and other participants (the "Gordon Brothers Loans") and the Gordon Brothers Agency Agreement under which Gordon Brothers or an affiliate thereof, as agent for Borrower, shall conduct a going out of business sale of Excluded Inventory having a retail selling price of approximately $65,000,000 in approximately 60 of Borrower's store locations.

             (f) The Gordon Brothers Agreements and related documentation with respect to the financing and asset disposition services to be provided to Borrower pursuant to and as contemplated by the Gordon Brothers Commitment shall have been executed and delivered substantially in accordance with the terms of such Gordon Brothers Commitment, in form and substance satisfactory to Lender.

             (g) Borrower shall have (i) formed Newco Holding Company and Newco, each as a wholly owned subsidiary of Borrower, and Borrower shall have (ii) transferred the Transferred Assets to Newco, substantially in accordance with the terms and conditions with respect thereto as set forth in the Gordon Brothers Commitment and the other Gordon Brothers Agreements, and (iii) contributed the stock of Newco to Newco Holding Company as a capital contribution to Newco Holding Company.

             (h) Borrower shall have received unconditional and binding commitments in writing (in form and substance satisfactory to Lender) with respect to, and/or the proceeds of, (i) the Gordon Brothers Loans of approximately $30,000,000 and (ii) the "Guaranteed Return" (as defined in the Gordon Brothers Commitment"), which Guaranteed Return shall not be less than the approximate amount of $31,000,000.

             (i) Borrower and Existing Lender shall have (i) terminated the Existing Financing Agreements and their other financing arrangements and (ii) executed a Release Agreement, in form and substance satisfactory to Lender, evidencing the repayment of all indebtedness by Borrower to Existing Lender, other than reimbursement obligations for undrawn letters of credit arranged by Existing Lender for the account of Borrower, and the release of Existing Lender's security interests in the assets of Borrower.

             (j)   The Debentures shall have been cancelled.  The
Restructuring Notes shall have been executed and Lender shall have received true, correct and complete copies of the Restructuring
Notes.

             (k) The Excess Availability, as determined by Lender, as of the date of closing, after giving effect to the initial revolving loans made and letter of credit accommodations issued in connection with the Credit Facility and after the payment of fees and expenses incurred in connection with such transactions, shall be not less than $3,000,000.

             (l) Lender shall have received evidence, in form and substance satisfactory to Lender, that all consents and approvals appropriate or necessary to consummate the transactions contemplated under this Agreement have been obtained.

             (m) Each of the local depository banks used by Borrower or Subsidiaries for the handling of receipts from the sale of Inventory at Borrower's locations (other than from sales of Excluded Inventory) and other proceeds of collateral shall have been notified of Lender's security interests in and liens upon the assets and properties of Borrower and such banks shall have been irrevocably authorized and directed by Borrower to remit all proceeds thereof only to the Blocked Account and to only follow Lender's instructions with respect to such proceeds. All entities obligated on Credit Card Receivables shall have been irrevocably authorized and directed and shall have agreed, in a manner satisfactory to Lender, to remit all proceeds thereof only to the Blocked Account and to only follow Lender's instructions with respect to such proceeds.

             (n) Lender shall have received, in form and substance satisfactory to Lender, an agreement with the depository bank at which the Blocked Account is maintained, providing that
(i) all amounts received in the Blocked Account are Lender's property to the extent constituting proceeds of Lender's Collateral and shall be sent by federal funds wire transfer on a daily basis to a bank account of Lender designated for such purpose and (ii) the depository bank shall only follow Lender's instructions with respect to amounts on deposit with it.

             (o) (i) Borrower shall have opened, in a manner satisfactory to Lender, separate deposit accounts to be used only for the deposit of proceeds of Excluded Inventory, excluding Credit Card Receivables with respect thereto, (ii) Newco shall have opened, in a manner satisfactory to Lender, separate deposit accounts to be used only for the deposit of proceeds of the Transferred Assets and, (iii) arrangements, satisfactory to Lender, shall have been entered into among Lender, Borrower and Gordon Brothers for the protection of the respective security interests of Lender and Gordon Brothers in proceeds consisting of Credit Card Receivables.

             (p) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof.

             (q) Borrower shall have prepared and delivered to Lender consolidated pro forma balance sheets, in form and substance satisfactory to Lender, as of March 31, 1996, prepared in accordance with GAAP, of Borrower, Newco and Newco Holding Company, giving effect to the initial transactions contemplated hereunder, the transactions under the Gordon Brothers Agreements and the payment and/or restructure of the Borrower's outstanding 14% Indentures due 1996;

             (r) Lender shall have received, in form and sub-stance satisfactory to Lender, all consents, waivers, acknowl-edgments and other agreements from third persons (including, without limitation, Newco and the holders of any mortgages or liens on the property of Newco located at or with respect to the locations listed on Exhibit C hereto) which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

             (s) Lender shall have received in form and substance satisfactory to Lender evidence of insurance coverage, including Lender's loss payee endorsements in favor of Lender as to casualty insurance and containing all endorsements, assurances or affirmative coverage requested by Lender for the protection of Lender's interests.

             (t)   Lender shall have received, in form and
substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request; and

             (u)   the other Financing Agreements and all
instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

      4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit
Accommodations:

             (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

             (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.   GRANT OF SECURITY INTEREST

      To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

      5.1    Accounts;

      5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, franchises, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties and, without limiting the foregoing, including all other intellectual property, intercompany debt and collateral therefor, Credit Card Receivables, amounts owed or payable to Borrower pursuant to the Gordon Brothers Agreements, or received by Borrower from proceeds of amounts owed or payable to Newco pursuant to the Gordon Brothers Agreements, securities, such as short-term and long-term municipal bonds, mutual funds, treasury bills or notes, investor certificates, government agency mortgage backed securities and other investment instruments and the cash surrender value of life insurance policies payable to Borrower;

      5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

      5.4    Inventory, including, without limitation, in-transit
Inventory located both inside and outside the United States;

      5.5    Equipment;

      5.6    Records;

      5.7    Fixtures and Real Property;

      5.8 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing;

provided, that, the Collateral shall not include the Capital Stock of Newco Holding Company or any of the Transferred Assets or Excluded Inventory.


SECTION 6.   COLLECTION AND ADMINISTRATION

      6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

      6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

      6.3    Collection of Accounts.

             (a) Borrower shall establish and maintain, at its expense, Account No. 3015754884 with First Union National Bank or an account at any other bank as shall be acceptable to Lender (the "Blocked Account") into which Borrower shall promptly deposit or cause to be deposited all payments on Accounts, Credit Card Receivables, and amounts owed or payable to Borrower pursuant to the Gordon Brothers Agreements in the identical form in which such payments are made, and in which Borrower shall deposit or cause to be deposited all other payments constituting proceeds of Inventory or other Collateral, whether by cash, check or other manner. Borrower shall deposit all payments from cash sales of Inventory or rendition of services by Borrower into such Blocked Accounts or into a local depository account with respect to which there has been compliance with, as applicable, Section 4.1(m) or 4.1(n) hereof. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender. Notwithstanding anything to the contrary set forth in this Agreement, Lender may establish a reserve, reducing the amount of Revolving Loans and Letter of Credit Accommodations that would otherwise be available to Borrower hereunder, of up to the amount of proceeds of Credit Card Receivables and other sales arising from sales of Excluded Inventory remitted to the Payment Account, as determined by Lender, (the "Gordon Brothers Reserve"), provided, however, at the request of Borrower, Lender is authorized to debit the Gordon Brothers Reserve and make Loans of up to the then outstanding amount of the Gordon Brothers Reserve by remitting the proceeds of such Loans to Gordon Brothers for the account of Borrower pursuant to the Gordon Brothers Agency Agreement.

             (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next Business Day.

             (c)   Borrower and all of its affiliates,
subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or arising out of Lender's payments to or indemnification of such bank, Existing Lender or any other person for any liability of Borrower or with respect thereto, and Lender may establish an Availability Reserve for such potential liability of Lender. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

      6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender will apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an authorized officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business
Day) and the amount of the requested Loan. Requests received after 12:00 noon Boston, Massachusetts time on any Business Day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

      6.6    Use of Proceeds.

             (a) Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (i) the satisfaction of the balance of the outstanding indebtedness of Borrower to the Existing Lender, as of the date hereof, under the Existing Financing Agreements in the amount and manner set forth in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof, (ii) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, and
(iii) the satisfaction of all other outstanding obligations of Borrower due and payable to Lender as of the date hereof.

             (b) The initial Letter of Credit Accommodations shall be issued by Lender hereunder only in favor of the Existing Lender with respect to documentary letters of credit previously issued or arranged by the Existing Lender on behalf of Borrower pursuant to the Existing Financing Agreement and which may be subject to draw after the date hereof.

             (c) All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for (i) general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof and interest, costs, expenses, fees and other Obligations owed to Lender in connection with this Agreement and the transactions contemplated in connection herewith which become due and payable after the date hereof.

             (d) None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.   COLLATERAL REPORTING AND COVENANTS

      7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

             (a) on a weekly basis, or more frequently if required by Lender, an accounts receivable summary aging of all outstanding Accounts as of the end of the immediately prior week and on a monthly basis, or more frequently if required by Lender, an aging of all accounts by account debtor and the amount thereof and, at Lender's reasonable request, on a daily basis a report of Borrower's invoice register and credit register for the immediately prior Business Day;

             (b) on each Business Day, the aggregate amount of deposits made to the Blocked Account during the immediately preceding Business Day;

             (c) on each Business Day, the aggregate amount of sales of Excluded Inventory, setting forth separately such sales for cash and by Credit Card Receivables and the aggregate deposits of proceeds of such sales in the Blocked Account for the second immediately preceding Business Day;

             (d) other than for and without including Excluded Inventory, (i) once a week for the immediately preceding week, or more frequently as Lender may request, a summary perpetual Inventory report by location and category at Cost for the Contractor's Warehouse Division and on a monthly basis a detailed perpetual Inventory report by location and category for such Division, and (ii) once a month for the immediately preceding month, or more frequently as Lender may request, a summary stock ledger by location and category at Cost and Retail Sales Price for the Mr. 2nd Bargain Outlet Division;

             (e) on a monthly basis, within ten (10) Business Days after the end of each month, or more frequently as Lender may request, as of the end or for the immediately preceding month, (i) reports of markdowns, if any, by Division of Inventory (other than for Excluded Inventory) sold during the immediately preceding month from such Inventory's original Retail Sales Price, (ii) monthly roll forwards by Division of Inventory (other than for and without including Excluded Inventory) beginning with such Inventory at the end of the immediately prior month, indicating
(A) all Inventory purchases (including all costs related thereto, such as freight, duty and taxes) by Division, (B) the aggregate amount by Division of all Inventory sales for all retail locations, multiplied by the cost of goods sold percentage, and
(C) ending Cost for Contractor's Warehouse Division and Retail Sales Price for Mr. 2nd Bargain Outlet Division for all Inventory,
(iii) reports by Division of scheduled physical counts of Inventory (other than Excluded Inventory) conducted by Borrower or any third party counting service at the locations of Borrower, together with the percentage of any variances, (iv) reports of returns by Division of Inventory (other than Excluded Inventory) by Borrower to vendors, indicating each of the vendors to whom such Inventory is being returned in amounts greater than $50,000 to any one vendor, (v) a listing of accounts payable by Division (including Grossman's East Division) until ninety (90) days from the date hereof, and thereafter agings of accounts payable of Borrower by Division (including Grossman's East Division), (vi) reports of sales by Division for each category of Inventory, (vii) evidence of payment of sales and use taxes due during such immediately preceding month, and (viii) a listing of each of Borrower's retail locations, that have closed or are in the process of closing during the preceding month and a listing of each of Borrower's retail locations, that have completed or are engaging in a "going out of business sale", indicating thereon the gross recovery on sales of Inventory during the immediately preceding month at each such retail location stated both as a percentage of original Cost of such Inventory and as a percentage of Retail Sales Price, each net of related selling expenses;

             (f) on a monthly basis, within twenty (20) Business Days after the end of each calendar month, monthly consolidated statements by Division and for each retail location of sales and gross profits and profit or loss in the present reporting format;

             (g) other than for and without including Excluded Inventory, as soon as available after Lender's periodic request, but in any event within seven (7) Business Days of such request, the Borrower will make available (i) copies of shipping and delivery documents, (ii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, (iii) account debtor statements and invoices, credit memos, remittances, advices and reports relating to account debtors, (iv) deposit slips and bank statements, and (v) any statements or reports furnished to Borrower by the parties to any of the Credit Card Agreements, including any Credit Card Issuer or Credit Card Processor, and as soon as available, but in any event within seven (7) Business Days after receipt by Borrower, or as otherwise provided herein, any material notice or document sent or received by Borrower in connection therewith, together with such additional information as shall be sufficient to enable Lender to monitor the transactions pursuant to the Credit Card Agreements; and

             (h) within a reasonable period of time, but in any event within seven (7) Business Days after the request of Lender, such other reports as to the Collateral and other property which is security for the Obligations as Lender shall reasonably request from time to time.

      If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2    Accounts Covenants.

             (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

             (b) Borrower shall promptly report to Lender any return of Inventory by an account debtor having a sales price in excess of $50,000. At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto for an amount in excess of $25,000 for any account debtor without Lender's prior written consent.

             (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement,
(v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

             (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

             (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

              Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

      7.3    Inventory Covenants.  With respect to the Inventory:
(a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location, provided, that, Borrower may not without Lender's prior written consent, move any Inventory not located at a location listed on Exhibit B hereto to a location listed on Exhibit B hereto; (d) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and prepared by Gordon Brothers or another appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, unless reported in writing to Lender and except for the customer's right of return with respect to defective or unsatisfactory goods; and (h) Borrower shall keep the Inventory in good and marketable condition.

      7.4    Equipment Covenants.  With respect to the Equipment:
(a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use;
(e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

      7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing
(i) demand payment on Accounts, Credit Card Receivables or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts, Credit Card Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account, Credit Card Receivables or other Collateral,
(iv) sell or assign any Account or Credit Card Receivables upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account or Credit Card Receivable, (vi) discharge and release any Account or Credit Card Receivable, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox into which proceeds of Collateral are deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement received by Lender relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts or Credit Card Receivables and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto with respect to the Collateral. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 8.   REPRESENTATIONS AND WARRANTIES

      Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

      8. Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries other than Newco, Newco Holding Company and the inactive subsidiaries listed on Schedule 8.1 hereto. Except for Newco and Newco Holding, none of the Borrower's Subsidiaries has any assets or liabilities, nor does it engage in any business or other activities, Newco Holdings has no material assets other than its one-hundred percent (100%) ownership interest of all outstanding capital stock of Newco, has guaranteed the obligations of Newco, and does not engage in any business or other activity other than to hold such capital stock of Newco and guarantee Newco obligations.

      8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement, except as set forth in the pro forma financial statements as of March 31, 1996 (giving effect to the initial transactions contemplated hereunder, under the Gordon Brothers Agreements and the payment and/or restructure of Borrower's 14% Debentures due 1996) delivered by Borrower to Lender.

      8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts, Credit Card Receivables and Inventory are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on
Schedule 8.4 hereto or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender), including, without limitation, with respect to all sales and/or use taxes applicable to the conduct of its business. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

       8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

      8.7    Compliance with Other Agreements and Applicable Laws.

             (a) Borrower, Newco, Newco Holding Company and the other Subsidiaries are not in default in any respect under, or in violation in any respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, including, without limitation, the Gordon Brothers Agreements and the Restructuring Notes. Borrower is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all federal, state and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all federal, state and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder).

             (b) Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental agency required for the lawful conduct of its business and is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental agency (including, but not limited to, the Department of State, the Department of Commerce, the Bureau of Alcohol, Tobacco and Firearms, and the Environmental Protection Agency) relating to its business (including, without limitation, those set forth in or promulgated pursuant to ERISA, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, the Code, and the Environmental Laws).

      8.8 Credit Card Agreements. Set forth in Schedule 8.8 hereto is a correct and complete list of (a) all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, (b) the percentage of each sale payable to the Credit Card Issuer or Credit Card Processor under the terms of the Credit Card Agreements, (c) all other fees and charges payable by Borrower under or in connection with the Credit Card Agreements, (d) the Credit Card Agreements relating to Sales of Excluded Inventory and
(e) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.8 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrower and, to the best of Borrower's knowledge, the other parties thereto, and is enforceable in accordance with its respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Borrower and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrower to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Lender, true, correct and complete copies of all of the Credit Card Agreements.

      8.9    Employee Benefits.

             (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in
Section 8.9(d) hereof.

             (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

             (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in
Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

             (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

             (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title
IV of ERISA.

      8.10 Gordon Brothers Agreements. Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of all of the Gordon Brothers Agreements. The Gordon Brothers Agreements constitute the legal and valid obligations of Borrower and Newco as to each of the Gordon Brothers Agreements to which it is a party and, to the best of Borrower's knowledge, the other parties thereto, and is enforceable in accordance with its respective terms and is in full force and effect. No default or event of default or act, condition or event which, after notice or the passage of time or both, would constitute a default or event of default exists under the Gordon Brothers Agreements.

      8.11   Capitalization.

             (a) All of the issued and outstanding shares of Capital Stock of: (i) Newco Holding Company is directly and beneficially owned and held by Borrower, (ii) Newco is directly and beneficially owned and held by Newco Holding Company, and
(iii) each other of the Subsidiaries are directly and beneficially owned and held by Borrower or another Subsidiary of Borrower as to which all of its issued and outstanding shares of capital stock are directly and beneficially owned and held by Borrower.

             (b) Borrower is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the indebtedness of Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

             (c) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Restructuring Notes. The Debentures have been cancelled and each of the Restructuring Notes constitute the legal and valid obligation of Borrower and, to the best of Borrower's knowledge, the other parties thereto and are enforceable in accordance with their respective terms. No default or event of default or act, condition or event which, after notice or the passage of time or both, would constitute a default or event of default exists under the Restructuring Notes.

      8.12 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

      8.13 Survival of Warranties; Cumulative. All representa-tions and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

      9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower
(a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

      9.3 Compliance with Laws, Regulations, Etc. Borrower shall at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and duly observe all material requirements, of any foreign, federal, state or local governmental authority, including, without limitation, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, all federal, state and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all federal, state and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all Environmental Laws.

      9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

      9.6    Financial Statements and Other Information.

             (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender:
(i) within twenty (20) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including statements of income and loss for each of Borrower's locations at which it sells Inventory) for Borrower, Newco Holding Company and Newco, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and such subsidiaries as of the end of and through such fiscal month and (ii) within ninety
(90) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

             (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations which would result in any material adverse change in the Collateral or Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

             (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

             (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency on a confidential basis unless otherwise required by law, or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

             (e) Borrower shall furnish or cause to be furnished to Lender, not later than five (5) Business Days after receipt of same by Borrower or Newco, copies of all reports received by Borrower or Newco relating to the sale of the Transferred Assets and Inventory which is the subject of the Gordon Brothers Agreements.

             (f)   Borrower shall deliver, or cause to be
delivered, to Lender, by no later than May 15, 1996, balance sheets as of March 31, 1996, reviewed by independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm selected by Borrower and reasonably acceptable to Lender, and certified by such accountants to the effect that such opening balance sheets have been prepared in accordance with GAAP and present fairly the financial condition of borrower as of such date.

      9.7    Sale of Assets, Consolidation, Merger, Dissolution,
Etc.  Borrower shall not, directly or indirectly:

             (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

             (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business, (ii) sales or other disposition of the Transferred Assets by Borrower to Newco and going-out-of-business sales of Inventory at the locations listed on Exhibit B pursuant to the Gordon Brothers Agreements, provided that all proceeds of any subsequent sales or other disposition of the Transferred Assets, and sales of such Inventory, payable or owed to Borrower or Newco on or after the date hereof as provided in the Gordon Brothers Agreements are paid or delivered to Lender for application to the Obligations, (iii) the sale and leaseback on commercially reasonable terms with a non-affiliate of Borrower's of real property and Equipment at any of its locations permitted hereunder, provided that (A) no Event of Default or condition or event which , with notice or passage of time or both, would constitute an Event of Default then exists or would result therefrom and (B) all proceeds of such sales are remitted to Lender for application to the Obligations, and (iv) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) any proceeds are paid to Lender for application to the Obligations and
(B) such sales do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment disposed of in any fiscal year of Borrower commencing on or after January 1, 1997, or

             (c)   form or acquire any subsidiaries, or

             (d)   wind up, liquidate or dissolve, or

             (e)   agree to do any of the foregoing.

      9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties or of Newco and Newco Holding Company,, including, without limitation, the Collateral, except:
(a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed $3,000,000 in the aggregate at any time outstanding plus such additional security interests and mortgages (including capital leases) relating to the acquisition or financing of Equipment and/or Real Property to be used for each new store location opened by Borrower after the date hereof pursuant to Section 9.2 hereof, so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be;
(f) liens and security interests in the Transferred Assets pursuant to the Gordon Brothers Agreements; and (g) the security interests and liens set forth on Schedule 8.4 hereto.

      9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business which are not more than sixty (60) days past due or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital and operating leases) to the extent not incurred or secured by liens (including capital and operating leases) in violation of any other provision of this Agreement; (d) obligations or indebtedness evidenced by the Restructuring Notes or set forth on Schedule 9.9 hereto; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness evidenced by the Restructuring Notes or set forth on
Schedule 9.9 hereto in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto in any manner which would be less favorable to Borrower than with respect to the terms and conditions thereof as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;
(e) rentals pursuant to the Master Lease, dated April 4, 1996, between Borrower and GRS Realty Company, Inc. and other leases entered into in the ordinary course of business; (f) indebtedness secured by liens permitted by Section 9.8 hereof; and (g) any refinancing of any of the foregoing.

      9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government or any agency or instrumentality thereof, negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and overnight bank deposits with such banks, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments, (c) the guarantees set forth in the Information Certificate, (d) the transfer of the Transferred Assets to Newco as a capital contribution, (e) the contribution of the stock of Newco to Newco Holding Company as a capital contribution, (f) investments in Construcentro De America, S.A. D.C.V. not to exceed $100,000 as reflected on Borrower's balance sheet as of March 31, 1996, plus provided no Event of Default or condition or event which with notice or the passage of time or both then exist or would result therefrom, an additional cash investment of up to $3,000,000, (g) unsecured obligations with respect to surety and appeal bonds, performance bond and other obligations of a like nature incurred in the ordinary course of Borrower's business, (h) loans or advances to employees in the ordinary course of Borrower's business for travel, entertainment and relocation expenses and the like, not to exceed $500,000 at any one time outstanding (i) existing guarantees of the obligations of Project-Pros, Inc. not in excess of the aggregate amount of $500,000 at any one time outstanding and (j) investments by Borrower for other purposes not exceeding $500,000 in the aggregate at any one time outstanding.

      9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except as set forth on Schedule 9.11 hereto.

      9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person, and (b) the sale or other disposition by Borrower to Newco of the Transferred Assets pursuant to the Gordon Brothers Agreements and the leaseback by Borrower from Newco of the Transferred Assets listed on Exhibit C hereto on fair and reasonable terms.

      9.13 Credit Card Agreements. Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Borrower; provided, that, Borrower shall give Lender not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Lender shall have received not less than thirty (30) days prior written notice of the intention of Borrower to enter into such agreement (together with such other information with respect thereto as Lender may request) and (ii) Borrower delivers, or causes to be delivered to Lender, a Credit Card Acknowledgment in favor of Lender; (e) give Lender immediate written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may request; and (f) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

      9.14 Compliance with ERISA. Borrower shall not with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA Affiliates:

             (a) (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA,

             (b) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (i) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (ii) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (iii) incur any withdrawal liability with respect to any multiemployer pension plan.

              As used in this Section 9.17, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

      9.15 Costs and Expenses. Borrower shall pay to Lender on demand all out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to:
(a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations;
(e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

      9.16 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender with respect to the Collateral.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

             (a)   Borrower (i) fails to pay when due, for three
(3) consecutive Business Days, any of the Obligations, or (ii) within ten (10) Business Days after performance is due, fails to perform any other of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements, provided, that, the foregoing grace period shall not apply (A) to any intentional failure of due performance, or (B) with respect to any term, condition or provision the failure of which to perform is not susceptible to being cured within such grace period, or which has been the subject of a prior failure to perform within the prior six (6) month period or (C) with respect to events described in clauses (g) and (h) below;

             (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other
Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

             (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

             (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $250,000 in any one case or in excess of $500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty
(30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

             (e) Borrower or any Obligor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

             (f)   Borrower or any Obligor becomes insolvent
(however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

             (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

             (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

             (i) any default by Borrower, any Obligor, Newco Holding Company or Newco under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $350,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower, any Obligor, Newco Holding Company or Newco, under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto, the foregoing including without limitation any defaults under the Gordon Brothers Agreements and the Restructuring Notes;

             (j) any termination of the President or any Executive Vice President of Borrower which in the good faith judgment of Lender will result in a material adverse change in the business or assets of Borrower and provided such executive is not replaced within 90 days after such termination by an executive satisfactory to Lender;

             (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

             (l) there shall be a material adverse change in the business or assets of Borrower or any Obligor after the date hereof; or

             (m) there shall be an event of default under any of the other Financing Agreements.

       10.2  Remedies.

             (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

             (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice.
In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

             (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

             (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

             (e) Borrower acknowledges and agrees that each and every Event of Default described above shall be of equal weight and significance, and equally and fully shall allow Lender to exercise its rights and remedies hereunder. Borrower acknowledges and agrees that each such Event of Default has been a material inducement for Lender to enter into this Agreement and that Lender would be irreparably harmed if Lender, in any way, were unable to exercise its rights and remedies on the basis that certain Events of Default (for example, Events of Default not relating to payment) were of less weight or significance than certain other Events of Default (for example, Events of Default relating to payment).


SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW

      11.1   Governing Law; Choice of Forum; Service of Process;
Jury Trial Waiver.

             (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of law).

             (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Suffolk County of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

             (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

             (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION
(i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF
THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER
OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

             (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

      11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

      11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

      11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

      11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any of the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, any and all losses, claims, damages, liabilities, costs or expenses caused by the negligence (but not the gross negligence or wilful misconduct) of Lender and Lender's directors, agents, employees and counsel, and further including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

      12.1   Term.

             (a)   This Agreement and the other Financing
Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) s prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Boston, Massachusetts time.

             (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

             (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement at the request of Borrower or by Lender or as the result of an Event of Default, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


                         Amount                                Period

       (i)       2% of Maximum Credit              From the date
                                                   hereof to and
                                                   including May __,
                                                   1997

       (ii)      1-1/2% of Maximum Credit          From May __, 1997
                                                   to and including
                                                   May __, 1998

       (iii)     1% of Maximum Credit              From May __, 1998
                                                   to and including
                                                   May __, 1999.


Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

       12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

       12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

       12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

        12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.








             [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as an instrument as of the day and year first above written.


LENDER

CONGRESS FINANCIAL CORPORATION
  (NEW ENGLAND)

By:_____________________________

Title:___________________________

Address:

One Post Office Square
Boston Massachusetts 02109

BORROWER

GROSSMAN'S INC.


By:_____________________________

Title:___________________________

Chief Executive Office:

45 Dan Road
Canton, Massachusetts 02021-2817